UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2017

Community Choice Financial Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-35537	45-1536453
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6785 Bobcat Way, Suite 200
Dublin OH 43016
(Address of principal executive offices) (Zip code)

614-798-5900
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01           Entry into a Material Definitive Agreement.

On June 30, 2017, the Company closed on an amendment and extension of its existing $30.6 million revolving credit facility together with a refinancing of a $7.0 million revolving credit facility previously incurred by one of its subsidiaries.  This resulted in a $47.0 million revolving credit facility with a January 31, 2019 maturity.  The interest rate is set at three-month LIBOR plus 11%, and there is an exit fee for early termination of the facility.  The facility contains a number of covenants, including those relating to financial performance (fixed charge coverage ratio and net yield), liquidity and the quality of consumer loan receivables.  The revolving facility also requires borrowing base coverage of outstanding principal amounts with advance rates to be reduced upon the occurrence of certain triggers.

Item 2.03           Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures of the material terms and conditions of the Second Amendment to Revolving Credit Agreement contained in Item 1.01 are hereby incorporated into this Item 2.03 by reference.

Item 9.01           Exhibit

10.1                  Third Amendment to Revolving Credit Agreement dated as of June 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Choice Financial Inc

Dated: July 6, 2017	By:	/s/ Michael Durbin
Michael Durbin
Chief Financial Officer